Exhibit 99.1

February 2, 2004	FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS) today announced financial results for the second quarter ended Dec. 31, 2003.  For the second quarter, net sales increased 7.1 percent to $4.5 million compared to $4.2 million for the same period one year ago.  The company reported net income of $515,000 or $.22 per share, compared with last year’s second quarter net loss of $217,000 or ($.10) per share.

A gain on the sale of its Rochester, Minn. facility significantly affected income before tax for the period ended December 31, 2003.  Utilizing a like-kind exchange, the company simultaneously closed on the purchase of the previously leased Ellendale, Minn. facility and the sale of the Rochester facility.  The company recorded a book gain of $1.2 million and deferred a tax gain of $1.1 million on the sale. For the quarter and six month period ended December 31, 2003, the book gain, net of tax, increased net income by $774,000, or $0.34 per share. Without this gain, net loss per share for the quarter would have been ($.11) per share. The company reported a net operating loss of $274,000 for the quarter, compared with last year’s second quarter net operating loss of $271,000.

For the first six months of fiscal year 2004, net sales were $11.8 million, a 5.7 percent increase from $11.2 million for the same period one year ago.  Net income for the first half of fiscal year 2004 was $1.0 million or $0.45 per share compared to $218,000 or $0.10 per share for the first half of the prior year.

“Across all divisions, we are managing our facilities and physical space for improved operational efficiencies,” said President and Chief Executive Officer Jerry Grabowski. “The sale of our Rochester facility allows us to leverage our investment in the Ellendale plant, while simultaneously reducing our long-term debt.”

The company’s long-term bank debt has been reduced to $1.2 million, a $2.2 million reduction since June 30, 2003, allowing the company to reposition its balance sheet for future growth initiatives. Cash and equivalents on hand at the end of the second quarter totaled $931,000.

“We continue to focus on strategic opportunities, including the introduction of new products and expanding into new markets,” said Grabowski. “We are also carefully managing higher input costs, namely plastic resin, which have negatively impacted our gross margins. We believe that the customer price increases that we have scheduled to take effect for the second half of the fiscal year will allow us to improve gross margins.”

Sales in Waters’ Zareba Systems and Waters Medical Systems divisions increased during the quarter and six month period ended December 31, 2003. Zareba Systems, representing over 82 percent of total company sales, is North America’s largest manufacturer of electric fence systems. It offers the industry’s widest power range of electric fence controllers and fence accessories used for containment or control of livestock, equine, pet, lawn and garden, exotics and predators.

Waters Instruments, Inc. is a customer-focused, market-driven provider of value-added technology solutions from three divisions - Zareba Systems, Waters Network Systems, and Waters Medical Systems.  A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn.  The corporate web site is located at www.wtrs.com.

Waters Instruments, Inc.
Condensed Income Statement Highlights

	Three Months Ended		Year-To-Date Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Net sales	$4,541,000	$4,238,000	$11,831,000	$11,193,000
Gross profit	$1,480,000	$1,548,000	$4,181,000	$4,302,000
Operating income (loss)	$(274,000)	$(271,000)	$581,000	$520,000
Other income (expense)	$1,065,000	$(82,000)	$1,015,000	$(183,000)
Net income before tax	$791,000	$(353,000)	$1,596,000	$337,000
Net income after tax	$515,000	$(217,000)	$1,038,000	$218,000
Basic net income per share	$0.22	($0.10)	$0.45	$0.10
Weighted average number of shares outstanding - basic	2,301,149	2,266,967	2,290,162	2,265,703

Waters Instruments, Inc.
Condensed Balance Sheet Highlights

	12/31/03	6/30/03
Current Assets
• Cash and equivalents	$931,000	$806,000
• Trade receivables	$2,211,000	$5,785,000
• Inventories	$3,134,000	$3,803,000
• Prepaid expenses and deferred income taxes	$562,000	$419,000
Total Current Assets	$6,838,000	$10,813,000
Net property, plant and equipment	$3,966,000	$2,685,000
Other assets	$5,691,000	$6,002,000
Total Assets	$16,495,000	$19,500,000
Current Liabilities
• Trade payables	$969,000	$2,321,000
• Accrued expenses/other accrued liabilities	$972,000	$1,648,000
• Current portion of LTD	$1,174,000	$1,061,000
Total Current Liabilities	$3,115,000	$5,030,000
Long-term debt, less current maturities	$336,000	$2,661,000
Non-compete liability, less current maturities	$500,000	$750,000
Deferred income taxes	$654,000	$227,000
Total Liabilities and Debt	$4,605,000	$8,668,000
Common stock	$232,000	$228,000
Additional paid-in-capital	$1,476,000	$1,368,000
Retained earnings	$10,182,000	$9,236,000
Total Stockholders’ Equity	$11,890,000	$10,832,000
Total Liabilities and Equity	$16,495,000	$19,500,000

Certain statements in this press release are forward-looking statements, which involve a number of risks and uncertainties which may cause the Company’s future operations and results of operations to differ materially from those anticipated in this release. In particular, those statements include (i) expanding our product offering, which depends upon the success of current research, product development and marketing initiatives; (ii) expanding into new markets, which depends on the effectiveness of efforts to establish new sales accounts, the acceptance and demand of our current and expected new products, as well as competitive and economic conditions; and (iii) improved gross margins, which depend on actual market conditions, the effectiveness of cost reduction initiatives as well as the timing and acceptance of expanded product lines and price increases.

#####

Contact:	Elaine Beckstrom
763-509-7447